Exhibit 99.1

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

December 28, 2012 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period November 1, 2012 through November 30, 2012 except as otherwise expressly noted.

Provisional estimated (unaudited) financial information and EBITDA as of November 30, 2012

The following information concerns the Company’s provisional estimated (unaudited) results for the month ended November 30, 2012.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur. The financial information provided herein may not reflect certain accounting entries that are impracticable to record on a monthly basis; such accounting entries are recorded at the end of each quarter in connection with the preparation of quarterly financial information. Therefore, the financial information provided herein may deviate from values as reported in accordance with U.S. GAAP in the Company’s reviewed quarterly financial statements and audited year-end financial statements and should not be relied on for investment purposes.

The following table reports estimates of certain items relating to the provisional unaudited financial information for the month ended November 30, 2012:

Estimated financial data of the Company for the month ended November 30, 2012

The estimated and unaudited financial information of the Company as of November 30, 2012 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	October 31, 2012	November 30, 2012
Net revenue	$—	$—
Operating income (expense)	$(4,522)	$(5,197)
Profit(Loss) from operations	$(4,522)	$(5,197)

Other income (expenses), net	$95	$(408)
Preferred Stock:
-Deemed Dividend	$—	$—
EBITDA	$(4,427)	$(5,605)

Depreciation and amortization	$(215)	$(190)
Interest expense	$(1)	$(3)

Net profit/(loss) attributable to common shareholders	$(4,643)	$(5,798)

Estimated research and development expenses were $2.4 million and $3.1 million for the month of October 2012 and November 2012, respectively.

There were no convertible notes outstanding as of October 31, 2012 and November 30, 2012.

Provisional Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of October 31, 2012 and November 30, 2012, including a separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	October 31, 2012	November 30, 2012
Cash and cash equivalents	$64,094	$57,950
Long term obligations, current portion	$(393)	$(393)
Estimated net financial standing, current portion	$63,701	$57,557
Long term obligations, less current portion	$(5,398)	$(5,021)
Net financial standing, less current portion	$(5,398)	$(5,021)
Estimated net financial standing	$58,303	$52,536

The total estimated and unaudited net financial standing of the Company as of November 30, 2012 was approximately $52,536 (in thousands of U.S. dollars).

In November 2012, the Company had no debt that matured and did not issue any new debt instruments. As of today, the Company has no debt outstanding.

Preferred Stock

The following table discloses information about the Company’s outstanding shares of preferred stock as of November 30, 2012 as compared to the same information as of October 31, 2012:

Preferred Stock – November 30, 2012

Description	Principal/Aggregated Stated Value Outstanding as of October 31, 2012 ($)	Number of Preferred Shares outstanding as of October 31, 2012	Principal/Aggregated Stated Value Outstanding as of November 30, 2012 ($)	Number of Preferred Shares outstanding as of November 30, 2012
Series 17 Convertible Preferred Stock	11,275,000	11,275	—	—
Totals	11,275,000	11,275	—	—

Regulatory Matters and Products in Development

Beginning September 2012, the Company initiated the commercialization of Pixuvri® in the European Union (“E.U.”) with entry into certain E.U. countries, including, Austria, Denmark, Finland and Sweden. In November 2012, the Company initiated the commercialization of Pixuvri in Germany, United Kingdom and the Netherlands. The Company plans to expand availability of Pixuvri to France, Italy and Spain as well as other European countries in 2013. Pixuvri was granted conditional marketing authorization by the European Commission in May 2012 and is the first medicinal product licensed in the E.U. to treat adult patients with multiply relapsed or refractory aggressive B-cell non-Hodgkin’s lymphoma (“NHL”).

Exchange Listing Matters

With respect to the period from November 1, 2012 through November 30, 2012, the Company has no additional information to disclose to the market.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of the Company’s common stock, no par value (the “Common Stock”), issued and outstanding as of October 31, 2012 and November 30, 2012 was 97,278,227 and 109,305,728, respectively.

During the month of November 2012, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	the issuance of 8,053,569 shares of Common Stock upon conversions of the Company’s Series 17 Preferred Stock;

•	the issuance of 4,064,718 shares of Common Stock upon exchange of warrants to purchase Common Stock;

•	the issuance of 172,200 shares of Common Stock under the Company’s 2007 Equity Incentive Plan, as amended and restated (the “2007 Equity Plan”); and

•	the cancellation of 262,986 shares of Common Stock under the 2007 Equity Plan.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

On December 3, 2012, the Company’s Board of Directors approved an amendment to the Company’s existing shareholder rights agreement (the “Rights Plan”), which decreased the exercise price of the preferred stock purchase rights (“Rights”) under the Rights Plan from $14.00 to $8.00 and extended the final expiration date under the Rights Plan from the close of business on the third anniversary of January 7, 2010 (the “Record Date”), to the close of business on December 3, 2015. The Rights were initially distributed as a dividend on each share of Common Stock outstanding on the Record Date and currently trade with each outstanding share of Common Stock.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $58.0 million in cash and cash equivalents as of November 30, 2012.

On October 11, 2012, the Company closed its previously announced underwritten public offering of 60,000 shares of its Series 17 Preferred Stock, which were sold at a price to the public of $1,000 per share of Series 17 Preferred Stock (the “Offering”). Each share of Series 17 Preferred Stock was convertible at the option of the holder, at any time, into approximately 714 shares of Common Stock at a conversion price of $1.40 per share of Common Stock, for a total of approximately 42.9 million shares of Common Stock. For additional information about the issuance and the terms of the shares of Series 17 Preferred Stock, please refer to the Company’s press release issued on October 5, 2012. As of November 10, 2012, the remaining 11,275 outstanding shares of Series 17 Preferred Stock were converted into 8,053,569 shares of Common Stock and no shares of Series 17 Preferred Stock remain outstanding.

The Company received approximately $55.6 million in net proceeds from the Offering after deducting commission and expenses and other estimated offering expenses payable by the Company. The Company plans to use the net proceeds from this Offering to support the launch of Pixuvri™ (pixantrone) in Europe and to commence phase III trials of pacritinib as well as for general corporate purposes, which may include, among other things, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications, the acquisition of complementary businesses, technologies or products and general working capital.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements, including statements about estimated unaudited monthly financial statements, that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with Pixuvri in particular, including, without limitation, the potential failure of Pixuvri to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the FDA and/or the European Medicines Agency (the “EMA”); the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; the FDA may request additional clinical trials; the Company’s conditional marketing authorization may not be renewed; Pixuvri may not be immediately available to patients in the E.U.; the Company may not market and commercialize Pixuvri as planned in Europe; the Company may not be able to complete the PIX306 clinical trial of Pixuvri-rituximab versus gemcitabine-rituximab in patients with aggressive B-cell NHL, who failed front-line CHOP-R and who are not eligible for ASCT (2nd line) or failed ASCT (3rd or 4th line) by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all; the conditional marketing authorization for Pixuvri may not be renewed; upon a re-review or resubmission of the Company’s new drug application for Pixuvri (the “NDA”) the FDA may find Pixuvri to not be safe and/or effective; the PIX301 study may still be deemed to be a failed study; if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of Pixuvri; the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter; the Company cannot predict when or guarantee that the NDA will be resubmitted to the FDA; the FDA may not accept the NDA if resubmitted; the FDA may not allow the to-be-resubmitted NDA to be reviewed at a future Oncologic Drugs Advisory Committee meeting; the FDA and/or the EMA may not approve OPAXIO; the Company’s may not be able to maintain compliant with NASDAQ listing requirements; the Company’s re-alignment of its resources and re-prioritization of its product pipeline may not result in reducing the Company’s operating expenses; the Company may not be able to reduce its average net operating burn rate as planned through the remainder of the year; the Company’s average net operating burn rate may increase; the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling Pixuvri. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant; the Company’s operating expenses continue to exceed its net revenues; the Company may not be able to further reduce its operating expenses; the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation; and other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

###

Media and Investors Contact:

Cell Therapeutics, Inc.

Monique Greer

+1 206.272.4343

mgreer@ctiseattle.com

Ed Bell

+1 206.272.4345

invest@ctiseattle.com

In Europe

Investors and Media:

CTI Life Sciences Limited, Milan Branch

Elena Bellacicca

T: +39 02 89659700

F: +39 02 89659719

E: EBellacicca@cti-lifesciences.com

http://www.celltherapeutics.com/italiano